424(b)3
                                                             File No: 333-226513



                              ADVANTEGO CORPORATION





































                  Prospectus Supplement Dated November 13, 2018

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     The  purpose  of this  prospectus  supplement  is to amend  the  "Principal
Shareholders" section of the prospectus as shown on the attached.














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                             PRINCIPAL SHAREHOLDERS

     The following table lists, as of the date of this prospectus the shareholdings of (i) each person owning beneficially 5% or more of the outstanding shares of our common stock; (ii) each of our executive officers and directors, and (iii) all officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment power over his shares of common stock.

         Name and Address                        Number of        Percent of
                                                   Shares            Class
-------------------------------------------------------------------------------

      Robert W. Ferguson                      4,579,755            27.5%
      1 Park Plaza, Suite 600
      Irvine, CA 92614

      Fred Popke                              4,651,455            27.9%
      1 Park Plaza, Suite 600
      Irvine, CA 92614
      John J. Carvelli                               --               --
      450 Vista Roma
      Newport Beach, CA  92660

      Tracy Madsen                               64,798             0.4%
      17 N. Foxhill Rd.
      North Salt Lake, UT 84054

      Mark Bogani                             1,153,004 (1)         6.9%
      3934 Platte Ave.
      Sedalia, CO  80135

      All Officers and Directors              9,296,008            55.8%
      as a group (4 persons)

(1) 941,086 of Mr. Bogani's shares are registered in the name of Gulf Coast Capital, LLC, a company controlled by Mr. Bogani, a former officer/director of the Company.

     The following table lists, as of this prospectus, the shareholdings of each person owning the Company's Series B preferred stock. Unless otherwise indicated, each owner has sole voting and investment power over his shares of preferred stock:

         Name and Address                        Number of        Percent of
                                                   Shares            Class

      Steve Olson                                30,000              13%
      30-4 Woodland Hills Drive
      Southgate, Kentucky 41071

      Joseph Smith                               25,000              10%
      725 College Terrace
      Niagara Falls, NY 14305

      Stuart Rubin                               25,000              10%
      5876 N.W. 54th Circle
      Coral Springs, FL 33067

      Robert W. Ferguson                         80,000           33.33%
      1 Park Plaza, Suite 600
      Irvine, CA 92614

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      Fred Popke                                 80,000           33.33%
      1 Park Plaza, Suite 600
      Irvine, CA 92614

     Each Series B preferred share is convertible into one-half of a share of our common stock and is entitled to one vote on any matter submitted to our shareholders.